Las Vegas, NV, June 20, 2011 - Cleantech Transit Inc. ("Cleantech or the Company") (OTC.BB:CLNO) is pleased to announce it has completed an agreement whereby the Company can earn a greater percentage of ownership in the 500 KW bio mass Merced Project than previously announced .

Cleantech can now earn a maximum of 40% of the Merced Project, up from the originally agreed-upon 25% the Company had previously announced. The 40% ownership stake will be based on the total cost incurred in the Project to date.  Additionally, Cleantech can invest in the Series B shares of Phoenix Energy in an amount equal to or greater to the direct investment made in 500 KW project.

Mr. Kenneth Bosket, President and CEO of Cleantech Transit, stated “ we are pleased to have been able to secure an option to increase our percentage in the Merced project and look forward to developing a solid working relationship moving forward.”

About Cleantech Transit Inc.

Cleantech Transit Inc. was founded to capitalize on technology advances and manufacturing opportunities in the growing clean energy public transportation sector. The Company has expanded its focus to invest directly in specific green projects that can maximize shareholder value. Recognizing the many economic and operational advances of converting wood waste into renewable sources of energy has to offer. For more information, visit www.cleantechtransitinc.com.

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new business opportunities and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Cleantech Transit, Inc.
Kenneth Bosket, President & CEO
Office: 702-448-1543
Fax: 702-479-7151